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                                                                    Exhibit 8.01


                                November 18, 1998




New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas
New York, New York  10036

Gentlemen:

         This opinion is delivered to you in connection with the registration of Securities, including Debt Securities, Debt Guarantees, Preferred Stock, par value $0.01 per share, Depositary Shares, representing Preferred Stock, Common Stock, par value $0.01 per share, Warrants and Rights, in an aggregate principal amount equal to $1,000,000,000, of New Plan Excel Realty Trust, Inc. (the "Company") pursuant to the Company's Registration Statement on Form S-3 in the form in which you have represented to us it will be filed with the Securities and Exchange Commission on November 18, 1998.

         For purposes of this opinion:

         1. We have examined the Charter of the Company, as amended.

         2. We have prepared and sent to the Company a memorandum setting forth the various rules and definitions relating to the qualification of the Company as a real estate investment trust ("REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

         3. We have relied, as to matters of fact necessary to this opinion, on certificates and representations of officers or employees of the Company and of PricewaterhouseCoopers LLP independent public accountants of the Company.

          4. We have reviewed the information in the Company's Preliminary Prospectus dated November 18, 1998, related to the above described offering (the "Prospectus") under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION."


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New Plan Excel Realty Trust, Inc.
November 18, 1998
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         5. We have made no independent investigation of the facts represented or set forth in any of the foregoing paragraphs of this letter and are relying for purposes hereof on said Charter, certificates, representations and advice.

         Based on the foregoing, it is our opinion:

                  i. The information in the Prospectus under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct.

                  ii. The Company has all legal rights, powers and authority necessary to qualify and has qualified as a REIT under Sections 856 through 860 of the Code.

         Norman M. Gold, a partner of this firm, is a Director of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the use of our name wherever appearing in such Registration Statement, including the Prospectus, and any amendment or supplement thereto.


                                                 Very truly yours,

                                                 /S/  ALTHEIMER & GRAY

                                                 ALTHEIMER & GRAY